Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
September 5, 2012	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES 550 TERRY FRANCOIS
IN SAN FRANCISCO’S MISSION BAY DISTRICT

Property Fully Leased to Gap, Inc. Through 2017

(SAN FRANCISCO) – Hines, the international real estate firm, announced today that Hines Global REIT has acquired the office property at 550 Terry Francois, a LEED® Gold certified office building located in San Francisco’s Mission Bay district, for $180 million.  The seller was a wholly owned subsidiary of GLL Real Estate Partners, Inc., which was advised by Eastdil Secured.  Hines Global REIT was represented in the purchase by Hines, who will also manage the property.  550 Terry Francois is fully leased through 2017 to Gap, Inc., and it serves as the headquarters for its Old Navy brand.

    The six-story, Class A office building contains 282,773 rentable square feet.  It was designed by the San Francisco firm Studios Architecture, and it was completed in 2002.   550 Terry Francois contains two wings connected by a central open core forming an integrated J-shaped floor plate. The building contains an under-floor HVAC system and 12-foot ceiling heights, which allow for excellent natural light penetration and a loft-like, spacious work environment.  On-site amenities include a coffee shop and a large company-owned and operated cafeteria, as well as parking in an adjacent shared six-story garage with 308 stalls allocated to the property.

    "We are pleased to announce the addition of 550 Terry Francois to the Hines Global REIT portfolio.  We were attracted to this opportunity due to the project's premier location, its state-of-the-art design and strong credit tenancy," said Charles Hazen, president and CEO of Hines Global REIT.

    George Clever, a senior managing director in the firm’s West Region, said, “We are excited to have acquired this high-quality building leased to one of the leading companies in San Francisco.  We believe that as the vision for Mission Bay is realized, it will become one of the best neighborhoods in the city to live and work.”

About Hines Global REIT

Hines Global REIT, Inc. is a Houston-based, public, non-traded real estate investment trust sponsored by Hines.  Hines Global REIT owns interests in 20 commercial real estate investments located in the United States and internationally.  For additional information about Hines Global REIT, visit www.hinessecurities.com/hines-global-reit.

About Hines

Hines, the sponsor of Hines Global REIT, is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years. With offices in 108 cities in 18 countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation risks associated with the performance of Hines Global REIT’s investments and those risks set forth in the Risk Factors section of Hines Global REIT’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended (available at www.Hinessecurities.com/hines-global-reit). Any of these statements could prove to be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.